Exhibit (i)

Thompson Coburn LLP Attorneys at Law One US Bank Plaza St. Louis, Missouri 63101 314-552-6000 FAX 314-552-7000 www.thompsoncoburn.com
February 26, 2010
YieldQuest Funds Trust
3280 Peachtree Road, Suite 2600
Atlanta, GA 30305

Re:	YieldQuest Funds Trust (File Nos. 033-125172 and 811-21771)
Dear Ladies and Gentlemen:
A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 9 to the YieldQuest Funds Trust’s Registration Statement (the “Registration Statement”). We hereby consent to incorporating by reference the Legal Opinion into Post-Effective Amendment No. 11 to the Registration Statement, and further consent to all references to us in such Post-Effective Amendment No. 11.
Very truly yours,
/s/ Thompson Coburn LLP